                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                C.H. HEIST CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                C.H. HEIST CORP.
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 7, 1998

To the Shareholders:

     The 1998 Annual Meeting of Shareholders of C.H. Heist Corp. (the "Company") will be held at the Sheraton Sand Key Resort, 1160 Gulf Blvd., Clearwater Beach, Florida 34630, on Thursday, May 7, 1998, at 11:30 A.M. local time, for the following purposes:

          1. To elect nine Directors of the Company, each of whom is to hold office until the next Annual Meeting of Shareholders and until the due election and qualification of his/her successor;

          2. To ratify the selection by the Board of Directors of the firm of KPMG Peat Marwick LLP as independent certified public accountants for the Company and its subsidiaries for the fiscal year 1998; and

          3. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     The shareholders of record at the close of business on March 27, 1998, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     If you cannot personally attend the meeting, it is requested that you promptly fill in, sign and return the enclosed proxy, which needs no postage if mailed in the United States.

                                          By order of the Board of Directors

                                          Isadore Snitzer
                                          Secretary

Dated: April 3, 1998

                                C.H. HEIST CORP.

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

     The enclosed proxy is solicited by the Board of Directors of C.H. Heist Corp. (the "Company") to be voted at the 1998 Annual Meeting of Shareholders to be held at the Sheraton Sand Key Resort, 1160 Gulf Blvd., Clearwater Beach, Florida 34630, on Thursday, May 7, 1998, at 11:30 A.M., and at any adjournment or adjournments thereof.

     Only shareholders of record as of the close of business on March 27, 1998, are entitled to notice of, and to vote at, the meeting or any adjournments thereof. On March 27, 1998, the Company had outstanding voting securities consisting of 2,877,943 shares of common stock, par value $.05 per share. Each share is entitled to one vote. Shares cannot be voted at the meeting unless the shareholder is present or represented by proxy.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited, personally or by telephone or facsimile transmission, by officers, directors and regular employees of the Company. The Company will also request securities brokers, custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse them for their reasonable out-of-pocket expenses in forwarding such material.

     Any shareholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise in person at the 1998 Annual Meeting of Shareholders or by written notification to the Secretary of the Company. Every properly signed proxy will be voted unless previously revoked if the proxy is returned to the Company properly executed and in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken.

     The Company's address is 810 North Belcher Road, Clearwater, Florida 33765, and its telephone number is (813) 461-5656. This Proxy Statement and the enclosed proxy will be mailed to shareholders on or about April 3, 1998.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES FOR DIRECTORS

     Nine Directors are to be elected at the meeting, each to serve until the next annual meeting of shareholders and until the Director's successor shall have been elected and shall have qualified. It is intended that the shares represented by proxies solicited by the Board of Directors will be voted for the nine nominees for Director of the Company hereinafter named, unless authority to vote for one or more nominees is withheld. If for any reason any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for a substitute nominee designated by the Board of Directors.

     Seven Directors were elected to the Board of Directors at the 1997 Annual Meeting of Shareholders and seven are nominees for re-election at the 1998 Annual Meeting of Shareholders. Two new directors will stand for election in 1998.

     The following table sets forth certain information about each nominee for election to the Board of Directors:

                                                                                    FIRST BECAME
                NAME                           PRINCIPAL OCCUPATION           AGE    A DIRECTOR
                ----                           --------------------           ---   ------------
Charles H. Heist.....................  Chairman of the Board of Directors,    47        1978
                                       and CEO of the Company
W. David Foster......................  President and Chief Operating Officer  63        1997
John L. Rowley.......................  Vice President Finance and Chief       54        1994
                                         Financial Officer
Chauncey D. Leake, Jr................  Financial/Business Consultant          70        1971
Charles E. Scharlau..................  Chairman of the Board and Chief        70        1980
                                         Executive Officer, Southwestern
                                         Energy Co.
Ronald K. Leirvik....................  President, RKL Enterprises             60        1996
Brian J. Lipke.......................  Chairman of the Board, President, and  46        1997
                                         CEO of Gibraltar Steel Corporation
Richard W. Roberson..................  President of Sand Dollar Partners,     51        1997
                                       Inc.
Donna R. Moore.......................  President of Eureka Experience         58        1997

     Charles H. Heist has been Chairman of the Board and Chief Executive Officer of the Company since November 1988. From 1983 until 1997, he also served as President of the Company.

     W. David Foster became President and Chief Operating Officer of the Company in 1997. Prior to that he served as Vice President -- Marketing and Sales, President and Chief Executive Officer of Ablest Service Corp., the Company's Staffing Service subsidiary and in other management positions. Mr. Foster was added to the Board of Directors in November of 1997.

     John L. Rowley became Vice President -- Finance and Chief Financial Officer of the Company in May, 1992. Prior to that he was Treasurer and Chief Accounting Officer of the Company from 1975 until his promotion in 1992.

     Mr. Leake, since late 1990, has been an independent Financial/Business Consultant. For approximately forty years prior to that time he had been associated as an employee, partner, or officer with various New York City investment banking firms.

     Mr. Scharlau is Chairman of the Board of Directors, President and Chief Executive Officer of Southwestern Energy Co., with which he has been associated for over five years. He also serves on the Board of Directors of McIlroy Bank & Trust Company, is a member of the Board of Directors of The University of Arkansas Foundation, the Razorback Foundation, and is a member of the Board of Trustees of The University of Arkansas.

     Since March 1995, Ronald K. Leirvik has been President of RKL Enterprises, which acquires and manages small to medium size manufacturing companies. From 1991 until March 1995 he was President, CEO, and a Director of RB&W Corporation, a leading manufacturer and distributor of industrial fasteners. The seven years prior to that he was Executive Vice President and General Manager of Moen, Inc. a leading manufacturer of faucets, shower valves, sinks and plumbing fixtures.

     Since 1982, Mr. Lipke has been President of Gibraltar Steel Corporation, a leading processor of value-added steel products based on cold-rolled strip and coated steel and heavy-duty steel strapping. He is a member of the Northeast Regional Advisory Board of Chase Manhattan Bank; and a member of the Board of Directors of Dunlop Tire Corporation and Merchants Mutual Insurance Company. He is also a Board member and Chairman of the Buffalo and Fort Erie Peace Bridge Authority.

     Mr. Roberson is President of Sand Dollar Partners, Inc. an investment and consulting firm. From 1993 to 1996 he was President and CEO of Visionworks, Inc, a retail superstore optical chain operating in the United States, which was sold in 1996. From 1980 to 1993 he was a Senior Vice President of Eckerd Corporation. He is a director of Priority Healthcare Corporation (Nasdaq traded company), Trans Global System Inc., Wheel Reinventions, Inc. and the University of South Florida Foundation.

     Messrs. Lipke and Roberson were added to the Board in February 1997, following the retirement of former directors Richard J. O'Neil and Willard F. Foster.

     Ms. Moore is President of Eureka Experience, a company that provides seminars and gatherings for business women. From 1995 through 1997 she served as CEO and Chairman of the Board of Discovery Zone, Inc. which operates 220 children's entertainment FunCenters throughout the United States. From 1987 to 1992, she led the Walt Disney Company's highly successful Disney Store concept, opening its first 156 stores in the United States and abroad. Prior to the Discovery Zone, Ms. Moore was Senior Vice President of Williams Sonoma, President of North American Division of Laura Ashley, Inc. and President and CEO of Motherhood Maternity. Ms. Moore was added to the Board of Directors in August of 1997.

INFORMATION ABOUT THE BOARD OF DIRECTORS

     During the Company's fiscal year ended December 28, 1997, the Board of Directors of the Company held a total of four regularly scheduled meetings and one special meeting. During fiscal 1997, each of the Directors attended all meetings of the Board and all meetings of all committees of the Board on which he served with the exception of Mr. Lipke who was unable to attend one meeting. Non-employee directors received an annual retainer of $10,000 during fiscal 1997.

     The Board of Directors has executive, compensation and audit committees. During fiscal 1997, the executive committee did not meet, the compensation committee met once and the audit committee met twice. The executive committee consisted of Messrs. Heist, Rowley and Roberson. The compensation committee consisted of Messrs. Lipke, Scharlau and Ms. Moore and authorizes the compensation for each executive officer. The audit committee consisted of Messrs. Roberson, Leake and Leirvik. This committee monitors and reviews the financial controls, reporting procedures, and internal checks and balances of the Company as well as the independence and performance of its outside auditors. The Company does not have any standing nominating committee.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth pertinent information concerning the ownership of shares by persons known to the Company to own beneficially as of the record date more than 5% of the outstanding shares of common stock of the Company. For the purpose of this proxy statement, beneficial ownership has the meaning given under the rules of the Securities and Exchange Commission relating to proxy statements and does not necessarily indicate economic interest. The beneficial ownership information presented herein is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission.

                                                         AMOUNT AND NATURE           PERCENT
NAME AND ADDRESS                                      OF BENEFICIAL OWNERSHIP        OF CLASS
----------------                                      -----------------------        --------
C.H. Heist Trust....................................          706,656(1)(2)            24.6%
c/o Isadore Snitzer,
    Charles H. Heist and
    Clydis D. Heist,
    Trustees
710 Statler Building
Buffalo, New York 14202
Charles H. Heist....................................          275,449(1)(3)(4)          9.6%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 33765
Victoria Hall.......................................          203,115(4)(5)             7.1%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 33765
Dixie Lea Clark.....................................          179,122(4)(5)             6.2%
c/o C.H. Heist Corp.
810 North Belcher Road
Clearwater, Florida 33765
Clydis D. Heist.....................................          354,856(4)               12.3%
Trust For The Benefit Of Grandchildren
Royce & Associates, Inc.............................          167,730(6)                5.8%
1414 Avenue of the Americas
New York, New York 10019

---------------

(1) The 706,656 shares indicated are held of record in a trust created by Mr. C.H. Heist for the benefit of his family prior to his death in February 1983. The three trustees of the trust are Clydis D. Heist, Charles H. Heist and Isadore Snitzer. Each of the trustees may be deemed to be the beneficial owner of the shares held in the trust as they share both voting and investment powers with respect to such shares pursuant to the terms of the trust. The trust will continue until the death of Mrs. Heist and the children of Mr. and Mrs. Heist.

(2) Isadore Snitzer is also the beneficial and record owner of 2,022 shares (less than 1%).

(3) Amount indicated is 275,449 shares owned directly by Mr. Heist. Mr. Heist is the Chairman of the Board and CEO of the Company.

(4) There are nine Trusts created for the benefit of the children of Charles H. Heist and his sisters, Victoria Hall and Dixie Lea Clark. They also are trustees of the trusts. Each of the trustees may be deemed to be the beneficial owner of the shares held in trust as they share both voting and investment powers with respect to such shares pursuant to the terms of the trusts.

(5) The two daughters of C.H. Heist (deceased) and Clydis D. Heist are both of majority age and own their shares directly. The 203,115 shares owned by Victoria Hall and the 179,122 shares owned by Dixie Lea Clark do not include the 706,656 shares owned by the C.H. Heist Trust or the shares of the Trust for the children mentioned in footnote 4. Both daughters disclaim any beneficial ownership of such shares.

(6) Royce & Associates, Inc. is a registered investment advisor under the Investment Advisors Act of 1940 and is controlled by Charles M. Royce, its President. Mr. Royce disclaims beneficial ownership of the shares owned by Royce & Associates.

SECURITY OWNERSHIP OF MANAGEMENT

     As of March 27, 1998, the Directors, individually, and all Directors and Officers of the Company as a group, respectively, owned beneficially the following amounts of common stock of the Company:

                                                              AMOUNT AND NATURE OF      PERCENT
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP      OF CLASS
------------------------                                      --------------------      --------
Charles H. Heist............................................         275,449(1)(2)(3)      9.6%
W. David Foster.............................................          32,630(3)(5)         1.1%
John L. Rowley..............................................          22,359(3)(5)          (4)
Chauncey D. Leake, Jr.......................................             498                (4)
Charles E. Scharlau.........................................             305                (4)
Ronald K. Leirvik...........................................             100                (4)
Brian J. Lipke..............................................             100                (4)
Richard W. Roberson.........................................             100                (4)
Donna R. Moore..............................................              --                (4)
All Officers and Directors (16 Persons).....................       1,447,680(6)           48.6%

---------------

(1) Does not include the 706,656 shares held by the C.H. Heist Trust with respect to which Charles H. Heist, Clydis D. Heist and Isadore Snitzer share voting and investment powers. See footnote (1) under "Security Ownership of Certain Beneficial Owners" above.

(2) See footnotes (3) and (4) under "Security Ownership of Certain Beneficial Owners" above. Does not include 354,856 shares held in trust for the children of Charles H. Heist and his two sisters.

(3) Executive Officer of the Company.

(4) Less than 1%.

(5) Amounts include options that are presently exercisable.

(6) Includes options that are presently exercisable to purchase 103,831 shares, and the 706,656 shares and 354,856 shares described in footnotes (1) and
    (4), under "Security Ownership Of Certain Beneficial Owners".

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth information concerning compensation for services rendered in all capacities to the Company and its subsidiaries for the last three fiscal years by the chief executive officer and the other four most highly compensated executive officers of the Company and its subsidiaries (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                       --------------------
                                                                                              AWARDS
                                                      ANNUAL COMPENSATION(1)           --------------------
                                              --------------------------------------             SECURITIES
                                     FISCAL                  BONUS          BONUS       BONUS    UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR     SALARY    DECLARED(2)(3)   PAID(4)(5)   BANK(6)    OPTIONS
---------------------------          ------   --------   --------------   ----------   -------   ----------
Charles H. Heist(7)................   1997    $185,000      $125,800       $67,700     $75,200      7,289
Chairman of the Board                 1996    $185,000      $ 74,600       $50,400     $24,800         --
CEO and Director                      1995    $165,000      $ 25,000       $25,000          --         --
W. David Foster....................   1997    $177,400      $ 63,400       $43,000     $48,400     10,026
President -- Chief Operating
Officer                               1996    $138,500      $101,300       $69,300     $34,100         --
C. H. Heist Corp.                     1995    $130,000      $ 29,000       $29,000          --      7,000
John L. Rowley(7)..................   1997    $139,500      $ 36,700       $22,200     $24,700      3,753
Chief Financial Officer               1996    $127,000      $ 38,400       $25,900     $12,800         --
C.H. Heist Corp.                      1995    $120,000      $ 18,000       $18,000          --      6,000
Kurt R. Moore......................   1997    $139,500      $ 25,600       $21,200     $23,500      6,453
Executive Vice President              1996    $104,000      $ 65,200       $44,600     $22,000         --
Ablest Service Corp.                  1995    $ 97,000      $ 20,600       $20,600          --      5,000
Duane F. Worthington II............   1997    $125,500      $ 10,600       $10,800     $12,000      3,914
Vice President -- Operations          1996    $116,000      $ 40,400       $27,100     $13,300         --
C. H. Heist Corp.                     1995    $110,000      $ 20,900       $20,900          --      6,000

---------------

(1) The Company provides to certain of its officers income tax services and the use of Company cars. The amounts indicated do not include the cost to the Company of such benefits as management believes they do not exceed 10% of total salary and bonus of any individual.

(2) Bonus declared for 1995 was accrued based on the Company's Management Incentive Plan. See "Report on Executive Compensation."

(3) Bonus declared for 1996 and 1997 was accrued based on the Economic Value Added (EVA(R)) Incentive Remuneration Plan adopted in 1995 for implementation starting January 1, 1996. See "Report on Executive Compensation."

(4) Bonus paid for 1995 was based on the Company's Management Incentive Plan and equals the amount that was accrued for such plan. See "Report on Executive Compensation."

(5) Bonus paid for 1996 and 1997 represents a percentage of the total of the bonus declared plus the balance in the participants bonus bank from prior years, less amounts to purchase options under the Leveraged Option Plan.

(6) The participant does not have a claim or right in the Bank Balance, future payment of which is dependent upon the continued achievement of established EVA performance targets.

(7) Bonus for 1995 was a discretionary bonus granted by the Compensation Committee of the Board of Directors. See "Report on Executive Compensation."

OPTION GRANTS

     Shown below is information on grants of stock options pursuant to the Company's Leveraged Stock Option Plan (the Leveraged Option Plan) during the fiscal year ended December 28, 1997, to the Named Officers. The leveraged plan requires that each participating officer apply 10% of their bonus to the purchase of options.

                                                                                    POTENTIAL REALIZABLE
                                      PERCENTAGE                                      VALUE AT ASSUMED
                                       OF TOTAL                                    ANNUAL RATES OF STOCK
                                        OPTIONS                                    PRICE APPRECIATION FOR
                                      GRANTED TO      EXERCISE OR                       OPTION TERM
                         OPTIONS     EMPLOYEES IN      BASE PRICE     EXPIRATION   ----------------------
         NAME           GRANTED(1)    FISCAL 1997    (PER SHARE)(2)      DATE         5%          10%
         ----           ----------   -------------   --------------   ----------   ---------   ----------
C. H. Heist...........     7,289         21.7%           $7.84         02/24/07     $35,939     $ 91,076
W. David Foster.......    10,026         29.9%           $7.84         02/24/07     $49,434     $125,274
John L. Rowley........     3,753         11.2%           $7.84         02/24/07     $18,504     $ 46,894
Kurt R. Moore.........     6,453         19.2%           $7.84         02/24/07     $31,817     $ 80,630
Duane F. Worthington
  II..................     3,914         11.7%           $7.84         02/24/07     $19,298     $ 48,905

---------------

(1) The options indicated were granted on February 24, 1997, the date of the grant. If a "Change in Control" (as defined in the Leveraged Option Plan) occurs, then all options immediately vest and will be cashed out on the basis of the difference between the option exercise price and the "Change of Control Price" (as defined in the Leveraged Option Plan) as of the date the Change in Control or Potential Change of Control is deemed to have occurred or such other date as the Company may determine prior to the Change in Control. Generally, the "Change of Control Price" is defined under the Option Plan to mean the highest per share price offered or paid in the 60-day period preceding the Change in Control or Potential Change in Control.

(2) The exercise price used in the calculation of the potential value of the options is the price at which the options vest and first become exercisable.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The table below provides information with respect to unexercised options to purchase the Company's common stock granted under the Company's Option Plan and Leveraged Option Plan to Named Officers and held by them on December 28, 1997. None of the Named Officers exercised any stock options during fiscal 1997.

                                             NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                            UNDERLYING OPTIONS HELD      IN-THE-MONEY OPTIONS(1)
                                             AT DECEMBER 28, 1997         AT DECEMBER 28, 1997
                  NAME                     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                  ----                     -------------------------    -------------------------
Charles H. Heist.........................            -0-/7,289                  $-0-/$-0-
W. David Foster..........................        31,660/10,026                  $420/$-0-
John L. Rowley...........................         22,359/3,753                  $360/$-0-
Kurt R. Moore............................         18,972/6,453                  $360/$-0-
Duane F. Worthington II..................         17,289/3,914                  $360/$-0-

---------------

(1) The exercise price used in the calculation is the price at which the options vest and first become exercisable.

                        REPORT ON EXECUTIVE COMPENSATION
                         BY THE COMPENSATION COMMITTEE

     The Compensation Committee is composed of three independent, non-employee directors. The committee approves the salaries of executive officers and monitors the EVA(R) Incentive Remuneration Plan (EVA Incentive Plan), the Employees Incentive Stock Option Plan (Option Plan) and the EVA(R) Leveraged Stock Option Plan (Leveraged Option Plan). The latter was approved by the shareholders at the 1996 Annual Meeting of Shareholders. The EVA Incentive Plan was approved by the Board of Directors in 1995 and became effective in fiscal 1996. The Option Plan was approved by the Board of Directors and the shareholders of the Company and became effective in fiscal 1992.

     The Company's compensation programs are designed to attract and retain qualified executives by providing competitive salaries and, through the EVA Incentive Plan, Option Plan and Leveraged Option Plan, link incentive compensation to both financial and EVA performance of the Company. The Company's executive compensation program consists of three key elements: (1) a base salary component, (2) an annual bonus component and (3) a long term stock option component. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chief Executive Officer of the Company, Charles H. Heist, are described below.

     Salary Component. The Chief Executive Officer's salary adjustment for 1998 was $40,000 or 21.6%. This increase was granted in order to position Mr. Heist into the twenty-fifth percentile range for Chief Executive Offices of similar size companies based on the Watson Wyatt Data Services Top Management Report for 1997/1998. He was also eligible to receive incentive compensation under the EVA Incentive Plan and stock options under the Leveraged Option Plan. Both plans are formula plans based on achieving established EVA performance targets. Mr. Heist received a declared EVA incentive bonus of $125,800 for 1997. Of this amount $67,700 was in cash, $45,520 was deferred to future years under the terms of the EVA Incentive Plan and $12,580 was used to purchase options under the terms of the Leveraged Option Plan. Mr. Heist received options for 7,289 shares in 1997, under this plan. No options were granted in 1996. See "Summary Compensation Table".

     Salaries for the other executive officers of the Company for fiscal 1998 were increased by the Board of Directors based on recommendations made by the Chief Executive Officer. These increases ranged from 0.0% to 20.7%, with the average increase being approximately 8.0%. This compares to increases for fiscal 1997 for such officers ranging from 5.6% to 29.8% with the average increase for the year being 13.2%. In awarding these increases, the Board considered the Company's financial performance, the executive officers' individual contributions to such performance, and the competitiveness of the base salaries of these officers as compared to the base salaries of executives reflected in the William M. Mercer, Inc. and Watson Wyatt Data Services Top Management Report of similar sized companies for 1997/1998.

     Incentive Plan. In 1996 the Board of Directors and the Compensation Committee approved the adoption and implementation of an Economic Value Added ("EVA") Incentive Remuneration Plan (the "EVA Plan"). The Committee believes that the EVA Plan will strengthen the alignment of interests between the Company's key employees and its shareholders through the use of EVA incentive compensation and the increased ownership by certain officers of shares of the Company's common stock. The purpose of the EVA incentive compensation plan is to provide incentive compensation to key employees in a form which relates their financial reward to an increase in value of the corporation to its shareholders. In general, EVA is the corporation's annual net operating profit after taxes, less a capital charge. The capital charge is intended to represent the return expected by the shareholders of the corporation. The Compensation Committee believes that EVA improvement is the financial performance measure most clearly correlated with increases in shareholder value.

     For each performance year there is a target EVA for the corporation and business unit. The target EVA is generally the average of the EVA for the prior year and the prior year target EVA, plus an expected improvement. If the EVA for the performance year equals the target EVA for the year, the participants will receive a cash bonus under the Plan. The amount of the bonus will vary according to the amount by which the actual EVA exceeds the target EVA, the participant's base salary, and other factors. For certain participants, a portion of the bonus will be applied to acquire options pursuant to the Leveraged Option Plan. If the EVA for the performance year is less than the target EVA for the year, less or no bonus would be paid under the Plan for that year.

     For fiscal 1997, incentive awards were accrued under the EVA Incentive Plan for the executive officers in the amounts shown in the Summary Compensation Table. Of these amounts 50% was paid out in 1998 and 50% was deferred for possible payment in future years under the terms of the EVA Incentive Plan.

     Option Plans. The Employee Stock Option Plan is intended to advance the interest of the Company and its shareholders by enhancing the Company's ability to attract and retain highly-qualified key employees and by providing an incentive to such employees to achieve the Company's long-term business plans and objectives. No options were granted to the Executive Officers under the Employee Stock Option Plan in fiscal 1996 or 1997.

     The Leveraged Stock Option Plan is designed to align the interests between the Executive officers and the shareholders of the Company through the increased ownership by such officers of shares of the Company's common stock. An amount equal to 10% of each Executive officer's normal bonus calculated under the EVA Incentive plan is used in a formula under the Leveraged Stock Option Plan to determine the number of shares subject to an option to be granted under the plan. There were 33,583 options granted under the Leveraged Stock Option Plan during fiscal 1997.

THE COMPENSATION COMMITTEE

Brian J. Lipke                 Charles E. Scharlau                Donna R. Moore

                     UNITED STATES EMPLOYEES' PENSION PLAN

     Since July 1, 1986, the Company has maintained the C.H. Heist Corp. United States Employees' Pension Plan ("Pension Plan"), a defined benefit retirement plan for the benefit of its eligible non-bargaining unit United States employees and their beneficiaries. All non-bargaining unit United States employees of the Company become participants in the Pension Plan upon completion of one year of eligibility service. All of the executive officers listed in the preceding Summary Compensation Table participate in the Pension Plan.

     The Pension Plan is a trusteed plan and is funded entirely by Company contributions. The Pension Plan is administered by a Committee appointed by the Company.

     The Pension Plan generally provides a monthly benefit at normal retirement (age 65) equal to 1 percent of an employee's average monthly compensation (as defined in the Pension Plan) during the employee's service, multiplied by the employee's years of credited service to a maximum of thirty. In general, the monthly compensation covered by the Pension Plan includes salary and bonuses. Credited service means an employee's service with the Company after July 1, 1986. An employee will be fully vested under the Pension Plan if the employee completes five years of vesting service after July 1, 1986. An employee may elect to retire under the Pension Plan after age 55 and completion of five years of vesting service. Benefits are reduced for an employee who elects the early retirement option as defined in the Pension Plan agreement. In addition, the Pension Plan provides for certain disability and death benefits.

     Under a defined benefit plan, contributions are not specifically allocated to individual participants. The table below shows estimated annual retirement benefits based on a 5.5% increase in annual compensation covered by the plan payable to each of the executive officers named above in the Summary Compensation Table, who retires at age 65 after the number of years of credited service indicated. The estimates assume that benefits commence at age 65 and that the employee elects to receive the benefits only during the employee's own lifetime rather than the joint lives of the employee and the employee's spouse.

                                                AMOUNT OF REMUNERATION
                                                 PAID FOR FISCAL YEAR
                                                 ENDED DEC. 28, 1997      PROJECTED YEARS OF
                                                    COVERED BY THE         CREDITED SERVICE
NAME OF INDIVIDUAL                                   PENSION PLAN        AT NORMAL RETIREMENT   BENEFIT
------------------                              ----------------------   --------------------   -------
Charles H. Heist..............................         $160,000*                  29            $44,000
W. David Foster...............................         $160,000*                  14            $17,300
John L. Rowley................................         $160,000*                  22            $29,400
Kurt R. Moore.................................         $160,000*                  30            $44,900
Duane F. Worthington II.......................         $149,400                   30            $40,100

---------------

* Maximum amount allowable under the Pension Plan.

                            COMMON STOCK PERFORMANCE

     The stock performance graph presented below compares the Company to the American Stock Exchange Market Value Index (a broad market index) and a Peer Group Index.

     The American Stock Exchange Service Industry Index , used in prior years, is no longer published. A search of publicly traded companies was made for the Company by an independent consultant in order to establish an appropriate peer group. Since no other index was available, a peer group was established of five companies which provide services in either the staffing or industrial maintenance service industries. Those companies are: Headway Corporate Resources, Inc., Joule, Inc., Personnel Management, Inc., Sevenson Environmental Services and Valley Systems, Inc.

                        5 YEAR TOTAL SHAREHOLDER RETURN

           C.H. HEIST CORP. VS AMEX VALUE INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD                                AMEX MARKET
      (FISCAL YEAR COVERED)         C. H. HEIST CORP.        VALUE        PEER GROUP INDEX
DEC92                                             100                100                100
DEC93                                              97                120                 88
DEC94                                              90                109                101
DEC95                                              89                137                106
DEC96                                              99                143                114
DEC97                                              89                171                126

                              CERTAIN TRANSACTIONS

     Certain of the Company's Buffalo, New York facilities are leased from Mr. Charles H. Heist, Chairman of the Board, President and Chief Executive Officer of the Company, and his two sisters, Dixie Lea Clark and Victoria Hall. Under the lease, the Company is responsible for maintenance and all insurance premiums, assessments and taxes. Rents of approximately $73,000, including amounts paid for the foregoing purposes, were paid under the lease during the year ended December 28, 1997.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than 10% of its common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1997. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports are required, during the 1997 fiscal year all of these filing requirements were satisfied by the Company's directors, officers and 10% shareholders.

                       ITEM 2 -- RATIFICATION OF AUDITORS

     KPMG Peat Marwick LLP audited the Company's financial statements for the fiscal year ended December 28, 1997 and has been selected by the Board of Directors to audit the Company's financial statements for the current fiscal year. KPMG Peat Marwick LLP and its predecessors have audited the Company's financial statements annually since 1969 and such firm is considered well qualified by management and the Board of Directors. KPMG Peat Marwick LLP is a member of the Securities and Exchange Commission Practice Section of the American Institute of Certified Public Accountants -- Division of C.P.A. firms and accordingly, has periodic Peer Reviews which consist of a review of the quality of its accounting and auditing practice by another C.P.A. firm. A representative of KPMG Peat Marwick LLP is expected to attend the meeting and will have an opportunity to make a statement or respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.

                                 ANNUAL REPORT

     The Annual Report of the Company to the Shareholders for the fiscal year ended December 28, 1997, including financial statements, is included with this proxy solicitation material.

     On written request, the Company will provide without charge to each record or beneficial holder of the Company's common stock as of March 27, 1998, a copy of the Company's Annual Report on Form 10-K for the year ended December 28, 1997, as filed with the Securities and Exchange Commission. Requests may be directed to Mr. John L. Rowley, Chief Financial Officer, C.H. Heist Corp., 810 North Belcher Road, Clearwater, Florida 33765, by fax at 813-447-1146 or via the internet at rowlj@heist.com.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive offices located at 810 North Belcher Road, Clearwater, Florida 33765 by the close of business on December 8, 1998, in order to be timely received for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

     Under New York law and the Company's Certificate of Incorporation, broker non votes and abstaining votes will not be counted in favor of, or against, election of any nominee for director or for or against the proposal to approve the appointment of KPMG Peat Marwick LLP as independent certified public accountants.

     The Company is unaware of any matter, other than those mentioned above, that will be brought before the meeting for action. If any other matters are brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment in respect to such matters.

     It is important that your proxy be returned promptly no matter how small or how large your holding may be. Shareholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy. Shares represented by each proxy will be voted as directed, but if not otherwise specified, will be voted for the election of the nominees for Directors, and for the ratification of the appointment of the independent certified public accountants for the Company for 1998.

Dated: April 3, 1998                                            C.H. HEIST CORP.

                                                                        APPENDIX

PROXY                           C.H. HEIST CORP.
                             810 NORTH BELCHER ROAD
                           CLEARWATER, FLORIDA 33765

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints CHARLES H. HEIST and JOHN L. ROWLEY as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the common shares of the C.H. HEIST CORP. held of record by the undersigned on March 27, 1998, at the annual meeting of the shareholders to be held on May 7, 1998, or any adjournment thereof.

1. ELECTION OF DIRECTORS
    [ ] FOR all nominees listed below (except as marked to the contrary below)
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

  NOMINEES: Charles H. Heist, John L. Rowley, W. David Foster, Chauncey D.
            Leake, Jr., Charles E. Scharlau, Ronald K. Leirvik, Brian J. Lipke, Richard W. Roberson and Donna R. Moore.

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------
2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent certified public accountants for the corporation.
         [ ] FOR                [ ] AGAINST                [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                           (CONTINUED ON OTHER SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR Proposals 1 and 2.

                                                Dated:                    , 1998
                                                  -------------------------

                                                --------------------------------

                                                --------------------------------
                                                          Signature(s)

                                                When shares are held by joint
                                                tenants, both should sign. When
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership named by authorized
                                                person.

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.